Exhibit 99.01

eBay to Acquire Rent.com

San Jose, Calif. and Santa Monica, Calif., December 16, 2004 — eBay, the World’s Online Marketplace (Nasdaq: EBAY; www.ebay.com), today announced that it has agreed to acquire privately-held Rent.com, a leading Internet listing website in the apartment and rental housing industry. The acquisition will enable eBay to expand into a new segment of the online real estate market while allowing Rent.com to continue to scale its business with the resources and expertise of eBay.

“Rent.com has been extremely successful in the apartment rental space online and is a great match for eBay,” said Bill Cobb, president, eBay North America. “Together we can strengthen both businesses and help consumers get the most out of real estate online.”

“The Rent.com business model is an excellent fit with eBay, a company we have long admired,” said Scott Ingraham, CEO of Rent.com. “We are especially pleased that our customers will have the opportunity to benefit from the power of eBay and its community of users.”

Launched nationally in October, 2001 and based in Santa Monica, California, Rent.com has grown rapidly to become the most visited apartment listing website in the nation, according to comScore MediaMetrix (November 2004). With Rent.com’s transaction-based business model, apartment owners and managers are able to list properties on the website free of charge and pay success fees only for leases produced through Rent.com. A profitable company, Rent.com expects revenues in 2004 to total more than $40 million.

eBay has agreed to acquire all outstanding securities of Rent.com for total consideration of approximately $415 million plus acquisition costs, net of Rent.com’s cash on hand. The acquisition amount will be paid with approximately $385 million in eBay common stock and $30 million in cash. eBay expects the acquisition to be slightly accretive to full-year 2005 pro forma diluted earnings per share, though dilutive to 2005 GAAP diluted earnings per share due to the amortization of acquired assets. More information relating to the impact of the acquisition on eBay’s 2005 financial guidance will be provided upon the closing of the transaction.

The acquisition, which is subject to regulatory approval and approval of Rent.com’s stockholders, is expected to close in the first quarter of 2005.

About Rent.com
Rent.com is the only transaction-based Internet listing website in the apartment and rental housing industry. Its unique business model has made it the number one third-party producer of verified lease transactions in the nation online and off. The Rent.com service is available to renters and property owners and managers in most American cities including the nation’s top fifty metropolitan markets.

About eBay
eBay is The World’s Online Marketplace®. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever growing online community.

Forward-Looking Statements
This announcement contains forward-looking statements regarding the expected impact of the acquisition of Rent.com on eBay’s financial results. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of regulatory approval for the transaction, the possibility that the transaction may not close, the reaction of the users of Rent.com’s services, the future growth of Rent.com’s services, the reaction of competitors to the transaction, and the possibility that integration following the transaction may be more difficult than expected. More information about potential factors which could affect eBay’s business and financial results is included in eBay’s Annual Report on Form 10-K for the year ended December 31, 2003 and the company’s Quarterly Reports on Form 10-Q. All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.